EXHIBIT 99.1

          PRESS RELEASE ANNOUNCING THE PROPOSED ACQUISITION OF ALADDIN
                      SYSTEMS, INC. DATED JANUARY 21, 2004

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                                                                         NEWS RELEASE

COMPANY CONTACT:                                                  INVESTOR RELATIONS:
----------------                                                  -------------------
Bill Bush                                                   Richard Cooper/Rob Schatz
International Microcomputer Software, Inc.       Strategic Growth International, Inc.
415.878.4039                                                             212.838.1444
E-mail: bbush@imsisoft.com                                 E-mail: rcooper@sgi-ir.com
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             IMSI(R) ANNOUCES PLANS TO ACQUIRE ALADDIN SYSTEMS, INC.
                   ADDS OVER $8 MILLION OF ANNUALIZED REVENUE

NOVATO, CALIF., JANUARY 21, 2004 - IMSI(R) (OTC "BULLETIN BOARD": IMSI), a leading developer and publisher of precision design, graphics and business productivity software, today announced it had entered into a definitive agreement to acquire Aladdin Systems, Inc. ("Aladdin"), a wholly owned subsidiary of Aladdin Systems Holdings, Inc. (OTCBB: ALHI), for cash, stock and a convertible note with a combined value of approximately $8 million dollars and an earn-out that could result in an additional $2 million in payments during the next three years. Aladdin develops and publishes award-winning utility software solutions that solve problems and protect users in the areas of information access, removal, recovery, security and distribution of information and data for the Windows(R), Linux(R) and Macintosh(R) platforms. Aladdin's products, which include StuffIt(R), Internet Cleanup(TM), SPRING Cleaning(R), and SpamCatcher(TM), Ten for X(TM) utility line and other titles which are recognized around the world AND used by millions of people. Aladdin achieved revenues of over $7.4 million and operating income of over $870,000 for the year ended December 31, 2002. Aladdin is cash flow positive and will be accretive to earnings in IMSI's fiscal year ending June 30, 2004. The transaction is expected to close in March 2004 and is subject to customary closing conditions.

"This acquisition is another example of our using the resources generated by our sale of ArtToday to significantly strengthen and broaden our product offerings in the expanding utilities market," said Gordon Landies, President of IMSI. "We expect a smooth integration with Aladdin as a result of common sales channels and product development strategies. Aladdin is a leader in the delivery of its products via electronic software download (ESD) technology and we expect to be able to leverage their direct marketing expertise to strengthen and expand our customer base. We are pleased to be joining forces with the Aladdin team and believe that they will help establish IMSI as a leader in the utilities market."


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"The  acquisition  of Aladdin is a key part of our  strategy to  strengthen  our utilities and business application offerings," stated Martin Wade, CEO of IMSI. "This acquisition, in combination with our previous acquisitions and product launches, make IMSI a leader in providing a wide range of products and services to our growing community of users at competitive prices. With the synergies which exist between the two companies and Aladdin's demonstrated results and strong management team, we expect the acquisition to significantly enhance revenues and earnings over the coming years."

"IMSI is a leader in the software industry and we expect to accelerate our growth by expanding our product offerings and customer base," stated Jonathan Kahn, CEO of Aladdin. "I look forward to joining forces with IMSI to continue to grow and strengthen our award winning software products."

ABOUT IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. THE PRECISION DESIGN DIVISION, anchored by IMSI's flagship product, TurboCAD(R) and the recently acquired DesignCAD(TM) line, also develops and markets other visual content and design software such as FloorPlan(R) 3D. The division also includes several online properties focused on the sale of content and services to the architectural, engineering and construction market thru its stock house plans site at HousePlanGuys.com, its store CAD add-on store, Cadalog.com and the online CAD symbol site, CADsymbols.com. THE BUSINESS APPLICATIONS DIVISION provides businesses and end users with software solutions through its popular products such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). This division also provides ergoNOMIC AND keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. More information about IMSI can be found at www.imsisoft.com.

ABOUT ALADDIN SYSTEMS, INC.

Founded in 1988, Aladdin Systems, Inc, and Aladdin Systems Holdings, Inc., develop and publish award-winning software solutions for Windows, Macintosh, Linux, and Solaris. Aladdin provides everyday solutions that enable people and businesses to communicate and manage their ideas and information. Aladdin's software solutions empower users in the area of information access, removal, recovery, security, and distribution. Its products include StuffIt, Internet Cleanup, Spring Cleaning, and Easy Uninstall. Aladdin Systems is located at 245 Westridge Drive, Watsonville, CA 95076, USA. Telephone: 831-761-6200; Fax:
831-761-6206. Internet: http://www.aladdinsys.com or email: info@aladdinsys.com. Aladdin Press Room: http://www.aladdinsys.com/pressroom

Safe Harbor Statement

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2003, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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